Exhibit 99

Heritage Financial Group Reports Third Quarter Results

Company Declares Quarterly Cash Dividend of $0.07 Per Share and Announces New 125,000 Share Stock Repurchase Program

ALBANY, Ga.--(BUSINESS WIRE)--October 22, 2008--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the third quarter and nine months ended September 30, 2008.

Because of significant turmoil in the financial markets recently and its effect on the values of many securities, including the Freddie Mac preferred stock held in the Company's available-for-sale investment portfolio, as previously announced, as well as certain corporate bonds also held in the portfolio, Heritage Financial Group recorded an after tax impairment loss of $1,811,000 or $0.18 per diluted share. As of June 30, 2008, the Company had recorded unrealized losses on these securities in other comprehensive loss totaling $594,000 after tax, so the impact of these impairment charges on stockholders' equity in the third quarter was $1,217,000 after tax.

Primarily due to these impairments on securities, along with a higher provision for loan losses for the period, the Company posted a net loss of $1,762,000 or $0.17 per diluted share for the third quarter of 2008 compared with net income of $1,163,000 or $0.11 per diluted share in the year-earlier quarter. Excluding the effect of these impairments, adjusted net income totaled $49,000 or $0.01 per diluted share for the third quarter of 2008 (see reconciliation of net income and earnings per share to adjusted net income and adjusted earnings per share, both non-GAAP measures, later in this release).

For the nine months ended September 30, 2008, the Company's net loss was $494,000 or $0.05 per diluted share versus net income of $2,431,000 or $0.23 per diluted share in the prior-year period. Excluding impairments on securities reported in the third quarter of 2008, as well as unusual items recorded in the year-earlier period, adjusted net income totaled $1,317,000 or $0.12 per diluted share for the first nine months of 2008 versus $2,318,000 or $0.22 per diluted share in the prior-year period. Furthermore, the Company's bank subsidiary, HeritageBank of the South, was profitable for the first nine months of 2008 despite impairment charges on the portion of the securities it held.

Separately, the Company announced that its Board of Directors has declared a regular quarterly cash dividend of $0.07 per share. The dividend will be paid on November 21, 2008, to stockholders of record as of November 7, 2008. Heritage, MHC, which holds 7,868,875 shares or approximately 75% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

The Company also announced that the Board has approved a new stock buyback plan, authorizing the repurchase of up to 125,000 shares, or approximately 5% of its currently outstanding publicly held shares of common stock. The repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions. The new program will expire in October 2009 unless completed sooner or otherwise extended. The shares held by Heritage, MHC are not publicly traded and will not be subject to the Company's repurchase program.

Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "Our quarterly performance was adversely affected by the decision of the U.S. Treasury to nationalize mortgage giants Fannie Mae and Freddie Mac, resulting in a $1.4 million write-down of our investment in the preferred stock of Freddie Mac. This event, coupled with a significant downturn in the overall economy, led to unexpected losses in our investment portfolio, despite sound fundamentals from operations. We are encouraged by these operational aspects of our business, including the loan and deposit growth we have posted during the past year, and we note that both of these areas remained stable over the past quarter. We take this as a sign of confidence from our customers, who recognize that we continue to maintain very strong capital levels – with total risk-based capital of approximately 15.4% that is significantly above the 10% level required to be considered 'well capitalized'.

"Although we witnessed some erosion in credit quality this past quarter, with rising nonperforming loans that mirror the increased intensity of the economic downturn, we still believe that our conservative credit culture and high lending standards have positioned us to weather the current credit cycle," Dorminey continued. "Much of the current turmoil in the financial markets can be attributed to severe declines in the housing industry as a result of improperly underwritten mortgage loans, where many borrowers did not exhibit the capacity for repayment, coupled with poor credit scores, which is commonly referred to as subprime loans. We have not participated in subprime lending programs and have, therefore, not experienced the problems associated with such lending practices. While it is impossible to project the magnitude or duration of the issues that presently have stalled the economy, we are cautiously optimistic that we can return to profitability in the fourth quarter and, thus, expect to be profitable for 2008 as a whole."

Net interest income for the third quarter increased 2% to $3,793,000 from $3,703,000 in the same quarter last year. Net interest margin remained relatively stable compared with the second quarter of 2008, declining three basis points to 3.54% in the third quarter versus the second quarter of the year, and 16 basis points below the third quarter last year. The year-over-year decline reflected primarily lower yields on loans following several interest rate cuts by the Federal Reserve Board over the past year. Net interest income for the first nine months of 2008 increased 4% to $11,285,000 from $10,849,000 for the year-earlier period. Net interest margin was 3.57% for the first nine months of 2008, reflecting a decline of 14 basis points from 3.71% in the comparable period last year.

Total nonperforming assets, including other real estate owned (OREO), stood at $6,645,000 at the end of the third quarter of 2008, up from $4,248,000 at June 30, 2008, and $3,888,000 at the end of the third quarter last year, primarily reflecting an increase in nonperforming loans to $4,423,000 as of September 30, 2008, from $1,839,000 at the end of the second quarter of 2008. This reflected primarily the addition of three unrelated problem commercial credits totaling $4.0 million to nonperforming status. These credits are secured by real estate and inventory, and have been reserved to levels management feels adequately reflect the potential loss exposure. Nonperforming loans totaled $3,542,000 at the end of the third quarter of 2007. As a percent of total loans outstanding, nonperforming loans were 1.41% at the end of the third quarter of 2008, up from 0.58% at the end of the second quarter of 2008 and 1.19% for the year-earlier period. As a percent of total assets, nonperforming assets were 1.32% at the end of the second quarter of 2008, up from 0.87% at the end of the second quarter of 2008 and 0.85% for the year-earlier period.

Net charge-offs to average outstanding loans, on an annualized basis, returned to a more normalized level of 0.20% in the third quarter of 2008 versus 1.77% for the second quarter of 2008, when a charge-off was taken on a credit as its status changed to OREO. Annualized net charge-offs were 0.18% in the third quarter last year.

Because of higher nonperforming loans in the third quarter and an increase in criticized and classified loans, the Company increased its provision for loan losses in the quarter to $1,218,000 from $782,000 in the second quarter of 2008 and $58,000 in the year-earlier period. For the first nine months of 2008, the provision for loan losses increased to $2,400,000 from $553,000 in the same period last year. At September 30, 2008, the allowance for loan losses totaled $5,206,000, or 1.66% of total loans outstanding, versus $4,108,000 at June 30, 2008, or 1.31% of total loans outstanding, and $4,416,000, or 1.49% of total loans outstanding, at September 30, 2007. Net interest income after provision for loan losses declined 29% to $2,575,000 for the third quarter of 2008 versus $3,645,000 in the year-earlier quarter. Net interest income after provision for loan losses declined 14% to $8,885,000 for the nine months ended September 30, 2008, versus $10,296,000 in the prior-year period.

With the inclusion of impairment losses on securities, the Company's noninterest income for the third quarter of 2008 was negative $1,099,000 compared with noninterest income of $1,856,000 in the same period last year. Excluding impairment losses on securities as well as losses on sales of securities from both periods, noninterest income would have totaled $1,920,000 for the third quarter of 2008, up 2% from $1,876,000 in the year-earlier quarter. Noninterest income for the first nine months of 2008 declined 48% to $2,665,000 from $5,153,000 in the year-earlier period. Excluding impairment losses on securities as well as gains and losses on sales of securities from both periods, noninterest income would have increased 9% to $5,664,000 from $5,202,000.

Noninterest expense for the third quarter of 2008 declined 16% to $4,690,000 from $5,556,000 in the third quarter of 2007, largely reflecting third quarter 2007 expense of approximately $1,435,000 related to the acceleration of vesting under two retirement plans for certain directors and senior officers. Excluding these special items, noninterest expense would have increased 14% in the third quarter of 2008, due in part to increased salaries and occupancy and equipment costs associated with the recent opening of a new downtown office in Ocala, Florida, and $278,000 of write-downs and maintenance expenses on OREO. These higher costs were offset to some extent by lower consulting and other professional fees. Noninterest expense for the nine months ended September 30, 2008, declined 4% to $13,222,000 compared with $13,808,000 for the year-earlier period. Excluding the charges for accelerated vesting in 2007, noninterest expense would have increased 7% in the first nine months of 2008, with salaries and occupancy and equipment costs associated with expansion and the previously mentioned OREO write-downs and expenses being partially offset by lower consulting and other professional fees.

The Company's total assets increased 11% to $502,903,000 at September 30, 2008, from $454,818,000 at September 30, 2007. Gross loans increased 5% to $312,767,000 at September 30, 2008, from $296,922,000 at September 30, 2007. Deposits rose 6% to $337,894,000 at the end of the third quarter of 2008 from $317,309,000 at the end of the third quarter of 2007, even as the Company continued to reduce higher-cost retail certificates of deposit. Total stockholders' equity declined 4% to $61,627,000 at September 30, 2008, from $64,216,000 at September 30, 2007. During the third quarter of 2008, the Company repurchased approximately 48,000 shares under its stock repurchase program at a cost of $491,000. The Company has remaining authority to repurchase approximately 9,500 shares under this program.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through eight full-service banking offices. As of September 30, 2008, the Company reported total assets of approximately $502.9 million and total stockholders' equity of approximately $61.6 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 75% of the shares of Heritage Financial Group. The remaining 25% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

HERITAGE FINANCIAL GROUP Unaudited Financial Highlights (In thousands, except per share amounts)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest income	$6,767	$7,232	$20,648	$20,820
Interest expense	2,974	3,529	9,363	9,971
Net interest income	3,793	3,703	11,285	10,849
Provision for loan losses	1,218	58	2,400	553
Net interest income after provision for loan losses
	2,575	3,645	8,885	10,296
Noninterest income (loss)	(1,099)	1,856	2,665	5,153
Noninterest expense	4,690	5,556	13,222	13,808
(Loss) income before income taxes	(3,214)	(55)	(1,672)	1,641
Income tax benefit	(1,452)	(1,218)	(1,178)	(790)
Net (loss) income	$(1,762)	$1,163	$(494)	$2,431
Net (loss) income per share:
Basic	$(0.17)	$0.11	$(0.05)	$0.24
Diluted	$(0.17)	$0.11	$(0.05)	$0.23
Weighted average shares outstanding:
Basic	10,215	10,350	10,236	10,337
Diluted	10,215	10,402	10,236	10,404

		Sept. 30, 2008	Dec. 31, 2007	Sept. 30, 2007
Total assets		$502,903	$468,672	$454,818
Cash and cash equivalents		16,133	8,954	9,432
Interest-bearing deposits in banks		583	380	413
Securities available for sale		115,925	107,867	115,244
Loans receivable		312,767	304,673	296,922
Allowance for loan losses		5,206	4,416	4,496
Total deposits		337,894	330,629	317,309
Federal Home Loan Bank Advances		57,500	50,000	50,000
Stockholders' equity		61,627	65,592	64,216

Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2008 and 2007, may be found at the Company's website under SEC Filings. Investors should refer to the Company's Form 10-Q for the quarter ended September 30, 2008, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

HERITAGE FINANCIAL GROUP Unaudited Reconciliation of Net Income to Adjusted Net Income (In thousands, except per share amounts)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income (loss) as reported	$(1,762)	$1,163	$(494)	$2,431

Impairment loss on securities, net of tax benefit	1,811	--	1,811	--
Charges to accelerate vesting on retirement plans, after tax	--	947	--	947

Reversal of contingent income tax liability
	--	(1,060)	--	(1,060)
Adjusted earnings	$49	$1,050	$1,317	$2,318
Diluted earnings per share	$(0.17)	$0.11	$(0.05)	$0.23
Impairment loss on securities, after tax	0.18	--	0.17	--
Charges to accelerate vesting on retirement plans, after tax	--	0.09	--	0.09
Reversal of contingent income tax liability	--	(0.10)	--	(0.10)
Adjusted earnings per diluted share	$0.01	$0.10	$0.12	$0.22

Net Income and Diluted Earnings Per Share are presented in accordance with Generally Accepted Accounting Principals (GAAP). Adjusted Net Income and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. The Company believes that these non-GAAP measures aid in understanding and comparing current year results, which include unusual items, to those of the prior year. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and
Chief Financial Officer